Exhibit 99.1

Silvergate Bank Issues $205 Million Loan to MacroStrategy Collateralized by Bitcoin
Loan proceeds to be used by MacroStrategy, a subsidiary of MicroStrategy, to acquire additional bitcoins
LA JOLLA, Calif. and TYSONS CORNER, Va. – March 29, 2022 --(BUSINESS WIRE)-- Silvergate Bank, a subsidiary of Silvergate Capital Corporation (NYSE: SI), the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry, today announced it has issued a $205 million term loan under its Silvergate Exchange Network (SEN) Leverage program to MacroStrategy LLC, a subsidiary of MicroStrategy Incorporated (Nasdaq: MSTR) which is the largest independent publicly traded analytics and business intelligence company.
The interest-only term loan is secured by certain bitcoin held in MacroStrategy’s collateral account with a custodian mutually authorized by Silvergate and MacroStrategy. Under the terms of the agreement, MacroStrategy will use the loan proceeds (i) to purchase bitcoins, (ii) to pay fees, interest, and expenses related to the loan transaction, or (iii) for MacroStrategy’s or MicroStrategy’s general corporate purposes.
“We’re thrilled to add MicroStrategy to our growing list of SEN Leverage borrowers,” said Alan Lane, Chief Executive Officer of Silvergate. “Their innovative approach to treasury management is an exceptional example of how institutions can utilize their bitcoin to support and grow their business.”
SEN Leverage, which launched in 2020, provides secure, institutional-grade access to capital through U.S. dollar loans collateralized by bitcoin. As of December 31, 2021, SEN Leverage had grown to approximately
$570.5 million in commitments, demonstrating the increased need for access to capital in the digital currency industry.
“The SEN Leverage loan gives us an opportunity to further our position as the leading public company investor in bitcoin,” said Michael Saylor, Chairman and Chief Executive Officer of MicroStrategy. “Using the capital from the loan, we’ve effectively turned our bitcoin into productive collateral, which allows us to further execute against our business strategy.”
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
About MicroStrategy Incorporated
MicroStrategy (Nasdaq: MSTR) is the largest independent publicly traded analytics and business intelligence company. The MicroStrategy analytics platform has been rated as the best in enterprise analytics and is used by many of the world’s most admired brands in the Fortune Global 500. We pursue two corporate strategies: (1) grow our enterprise analytics software business to promote our vision of Intelligence Everywhere and (2) acquire and hold bitcoin, which we view as a dependable store of value supported by a robust, public, opensource architecture untethered to sovereign monetary policy. For more information about MicroStrategy, visit www.microstrategy.com.

MicroStrategy is a registered trademark of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.
CONTACTS:
For Silvergate:
Natalie Short
press@silvergate.com
For MicroStrategy: Investor Relations
Ir.microstrategy.com